Exhibit 10.1

SECURED PROMISSORY NOTE

AMOUNT: $30,000	DATE: April 26, 2017

For value received, receipt of which is hereby acknowledged, VerifyMe, Inc., a Nevada corporation, (the “Company”) promises to pay to the order of ________________ (the “Payee”) Thirty Thousand and 0/100 Dollars ($30,000), whose address is ____________________, in lawful money of the United States of America, together with interest thereon at the rate of ten percent (10%) per annum from the date hereof.

Interest on the principal amount at the stated rate shall accrue from the date hereof and shall be payable monthly on the last day of each month beginning May 31, 2017. The entire principal balance shall be payable in full on October 31, 2017.

This Secured Promissory Note (this “Note”) is secured by a first lien on all of the assets of the Company in accordance with a Security Agreement dated the date of this Note.

The Company shall have the right to prepay all or any part of this Note at any time without penalty. All payments shall be credited first to interest with the balance, if any, to be applied to principal. Provided, however, that if the Company completes a financing of at least $750,000 prior to the due date, the principal of this Note shall automatically convert into $60,000 of the same securities as the Company has sold on identical terms.

In the event any action is required to enforce the terms hereof, the prevailing party shall pay reasonable attorney's fees and costs incurred in connection therewith.

Norman A. Gardner
Chairman & Chief Executive Officer